Exhibit 3.1

OPTION PURCHASE AGREEMENT

THIS OPTION PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2010, by and between Merrimen Investments, Inc. (“Seller”) and Angelique de Maison (“Buyer”), with reference to the following facts:

A.

Seller owns that certain Option to Purchase Common Stock, dated April 9, 2010 (the “Option”), issued by Kensington Leasing, Ltd. (“Kensington”).

B.

Seller has exercised the Option to purchase 2,500,000 shares of the Common Stock, and thus the Option presently permits the purchase of 21,500,000 shares of the Common Stock.

C.

Seller desires to sell the Option to Buyer, and Buyer desires to purchase the Option from Seller, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, with reference to the foregoing facts and in consideration of the mutual covenants, conditions, representations and warranties hereinafter set forth, the Parties agree as follows:

1.

Purchase and Sale of Option

Seller hereby sells, transfers and assigns the Option to Buyer, and Buyer hereby purchases the Option from Seller, for a purchase price of $179,166.66 (the “Purchase Price”).  Buyer has concurrently herewith paid the Purchase Price to Seller, and Seller acknowledges receipt of the Purchase Price.

2.

Representations and Warranties

2.1

Representations of Seller

2.1.1

Seller is the record and beneficial owner of the Option and holds legal and equitable title to the Option free and clear of any and all liens, claims, charges, pledges, encumbrances and security interests.  Seller represents and warrants that it has exercised the Option only with respect to 2,500,000 shares of common stock of Kensington (“Common Stock”).

2.1.2

Seller has the right, power, capacity and authority to execute and deliver this Agreement.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

2.1.3

The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Seller of any material agreement or instrument to which it is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over it or its properties, and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by it or its obligations hereunder.

2.2

Representations of Buyer

2.2.1

Buyer has the right, power, capacity and authority to execute and deliver this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

2.2.2

The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Buyer of any material agreement or instrument to which she is a party, or by which she or any of her properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over her or her properties, and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by her or her obligations hereunder.

2.2.3

Buyer is acquiring the Option for her own account for investment and not with a view to, or for resale in connection with, a distribution of the Option or the Common Stock underlying the Option (collectively, the “Securities”) within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  In that regard, Buyer understands that (a) the Securities have not been registered under the Securities Act or under any state securities laws and are therefore restricted securities; (b) the Securities may not be sold or transferred unless they are registered under the Securities Act or an exemption from such registration is available; and (c) Kensington may place a restrictive legend on the certificate evidencing the Securities reflecting these restrictions.

2.2.4

Buyer understands that an investment in the Securities involves risk, and Buyer has the financial ability to bear the economic risk of this investment in the Securities, including a complete loss of such investment.

2.2.5

Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Securities.

2.2.6

Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act.

3.

Miscellaneous

3.1

Further Assurances of Seller and Buyer.  Each of the parties hereto shall execute and deliver any and all such other instruments, documents and agreements and take all such actions as either party may reasonably request from time to time in order to effectuate the purposes of this Agreement.

3.2

Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

3.3

Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the purchase and sale of the Option, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto, with respect to the purchase and sale of the Shares.  This Agreement may not be modified or amended other than by an agreement executed in writing by the parties hereto.

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Counterparts.  This Agreement may be executed in two counterparts and by facsimile or electronic transmission in PDF format, each of which will be deemed an original but both of which together will constitute one instrument.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the day and year first above written.

Seller: MERRIMEN INVESTMENTS, INC. By: /s/ Zirk Engelbrecht Zirk Engelbrecht Its CEO	Buyer: /s/ Angelique de Maison Angelique de Maison

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